Exhibit (a)(4)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                     THE EARTH TECHNOLOGY CORPORATION (USA)
                                       AT
                              $8.00 NET PER SHARE
                                       BY
                             T1 ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                            TYCO INTERNATIONAL LTD.

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
  YORK CITY TIME, ON THURSDAY, JANUARY 11, 1996, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

   Enclosed for your consideration is an Offer to Purchase dated December 13, 1995 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer") relating to the offer by T1 Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Tyco International Ltd., a Massachusetts corporation ("Tyco"), to purchase all of the outstanding shares of common stock, par value $.10 per share (the "Shares"), of The Earth Technology Corporation (USA), a Delaware corporation (the "Company"), at a price of $8.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 8, 1995, among Tyco, the Purchaser and the Company.

    WE ARE THE HOLDER OF RECORD OF SHARES FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

    Your attention is directed to the following:

        1. The tender price is $8.00 per Share, net to you in cash.

        2. THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED IN THE OFFER TO PURCHASE) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, January 11, 1996, unless the Offer is extended.

        4. The Offer is being made for all of the outstanding Shares. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of shares representing at least a majority of the total number of outstanding shares of the Company on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Offer.

        5. Stockholders who tender Shares will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

    If you wish to have us tender any or all of your Shares, please complete, sign and return the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                              -------------------

               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                     THE EARTH TECHNOLOGY CORPORATION (USA)

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated December 13, 1995 and the related Letter of Transmittal (which together constitute the "Offer") relating to the offer by T1 Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Tyco International Ltd., a Massachusetts corporation, to purchase all of the outstanding shares of common stock, par value $.10 per share (the "Shares"), of The Earth Technology Corporation (USA), a Delaware corporation, at a price of $8.00 per Share, net to the seller in cash.

    This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


                                                           SIGN HERE
  Number of Shares to be Tendered:*
                      Shares
        --------------                          ------------------------------


                                                ------------------------------
                                                      Signature(s)

Account Number:
               ----------------                 ------------------------------


                                                ------------------------------
                                                     Please print name(s) and
                                                     address(es) here

                                                ------------------------------
Dated:                   , 199                       Area Code and
      -------------------     -                      Telephone Number(s)


                                                ------------------------------
                                                     Tax Identification or
                                                     Social Security Number

------------

* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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